Exhibit 99

FOR IMMEDIATE RELEASE

For:	Fremont Michigan InsuraCorp, Inc.
933 E. Main
Fremont, Michigan 49412

Contact: Kevin Kaastra, Vice President of Finance, 231-924-0300

Fremont Michigan InsuraCorp, Inc. Announces 3rd Quarter Earnings and Increased Quarterly Dividend

Fremont, Michigan, November 9, 2009 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) today reported financial results for the quarter and nine months ended September 30, 2009 and announced that it is increasing its quarterly cash dividend.

•	Net income of $.82 per diluted share in third quarter / Net income of $1.31 per diluted share year to date

•	Combined ratio of 89.8% in third quarter / Combined ratio of 97.4% year to date

•	Book value per share increases to $25.54 at September 30, 2009, versus $22.59 at December 31, 2008

Richard E. Dunning, President and CEO stated, “We are pleased to have generated a very good combined ratio of 89.8% during the quarter. This coupled with our investment income has produced solid operating performance for the quarter. Underwriting discipline and agency partnership are paramount during these times given the competitiveness of the Michigan market.”

“Our investment portfolio has experienced a nice rebound from the lows experienced in the first quarter when there was significant disruption in both the fixed and equity markets,” noted Kevin G. Kaastra, Vice President of Finance. “Profitable operations and good investment performance have boosted our book value to $25.54 per share. Since the end of 2004, our book value per share has experienced a compounded annual growth rate of 27.9%. As we look forward to the future, we will continue to focus on pricing and underwriting discipline, investment in our technology platform and maintaining a conservative investment portfolio.”

“We are also excited with the recent upgrade to our A.M. Best Financial Strength Rating to an “A-” (Excellent) rating. The upgrade was an objective in our long-term strategic plan developed and approved during 2008 as well as the success received in the Pure Michigan corporate branding initiative as an independent Michigan exclusive organization,” noted Dunning.

The Board of Directors has increased the Company’s quarterly cash dividend from $.03 per share to $.04 per share, or 33%. The Company has declared a quarterly cash dividend of $.04 per share on the common stock of the Company payable on December 30, 2009 to shareholders of record on December 14, 2009.

In other Board action, on November 6, 2009, the Board of Directors of Fremont Michigan InsuraCorp, Inc. elected Mr. James P. Hallan as a director of the Company with his term as a director effective on November 6, 2009. Mr. Hallan is the President and Chief Executive Officer of the Michigan Retailers Association (MRA). He is also a member of MRA’s Board of Directors. Hallan also serves as President and Chief Executive Officer of Retailers Mutual Insurance Company (RMIC). He is also a member of RMIC’s Board of Directors. Mr. Hallan serves as Chair of the Board of Directors of Delta Dental Plans of Michigan, Ohio and Indiana and as a director of the Delta Dental Plan Foundation.

Consolidated Highlights	Three Months Ended September 30,			Nine Months Ended September 30,
(Unaudited)	2009	2008	%	2009	2008	%
Consolidated revenues	$14,310,809	$12,430,693	15.1%	$41,804,308	$36,922,726	13.2%
Net income	$1,467,885	$1,301,866	12.8%	$2,330,700	$3,523,306	-33.8%
Weighted average shares outstanding	1,746,202	1,771,044	-1.4%	1,749,718	1,777,364	-1.6%
Basic earnings per share	$0.84	$0.74	13.5%	$1.33	$1.98	-32.8%
Diluted earnings per share	$0.82	$0.72	13.9%	$1.31	$1.94	-32.5%
Operating income (1)	$2,080,223	$2,281,000	-8.8%	$2,997,078	$5,290,721	-43.4%
Operating income per share (1)	$1.19	$1.29	-7.8%	$1.71	$2.98	-42.6%
Cash dividends declared per share	$0.03	$0.03	0.0%	$0.09	$0.03	200.0%
Book value per share	$25.54	$22.65	12.8%	$25.54	$22.65	12.8%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Our net income was $1,468,000 or $.82 per diluted share in the third quarter of 2009 compared to $1,302,000, or $.72 per diluted share, for the same period a year ago. Operating income was $2,080,000, or $1.19 per share, compared to $2,281,000, or $1.29 per share, for the same period a year ago.

Net income for the nine months ended September 30, 2009 was $2,331,000 or $1.31 per diluted share compared to $3,523,000 or $1.94 per diluted share in 2008. Operating income was $2,997,000, or $1.71 per share, compared to $5,291,000, or $2.98 per share, for the same period a year ago.

Stockholder’s equity increased $5.3 million or 13.5% in the first nine months of 2009 due to profitable results and appreciation in the fair value of our investment portfolio. Since December 31, 2008, the fair value of our investment portfolio has increased approximately $4.6 million ($3.0 million, net of tax). Book value per share has increased to $25.54 as of September 30, 2009 compared to $22.59 as of December 31, 2008, an increase of $2.95 or 13.1%.

During the third quarter, the Company repurchased 10,000 shares of its stock at a price of $15.60. Since first announcing the repurchase plan in May 2008, which authorized repurchasing up to 100,000 shares, the Company has repurchased 56,190 shares at an average price of $17.14.

Consolidated Statement of Income (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Direct premiums written	$17,979,342	$16,620,491	$49,698,844	$45,132,718

Net premiums written	$15,120,470	$13,920,858	$41,473,505	$37,157,252

Net premiums earned	$13,561,708	$12,066,502	$39,580,197	$35,061,830
Loss and LAE	7,940,906	6,559,562	25,935,476	19,806,639
Policy acquisition and other underwriting expenses	4,237,706	3,941,913	12,608,286	12,018,546

Underwriting gain	1,383,096	1,565,027	1,036,435	3,236,645
Other revenue items
Net investment income	533,649	563,572	1,473,814	1,614,847
Net realized gains (losses) on investments	51,974	(351,782)	263,468	(193,180)
Other income	163,478	152,401	486,829	439,229

Total other revenue items	749,101	364,191	2,224,111	1,860,896

Income before federal income taxes	2,132,197	1,929,218	3,260,546	5,097,541
Federal income tax expense	664,312	627,352	929,846	1,574,235

Net income	$1,467,885	$1,301,866	$2,330,700	$3,523,306

Earnings per share
Basic	$.84	$.74	$1.33	$1.98
Diluted	$.82	$.72	$1.31	$1.94

Loss and LAE ratio (1)	58.6%	54.4%	65.5%	56.5%
Policy acquisition & other underwriting expense ratio (1)	31.2%	32.7%	31.9%	34.3%
Combined ratio (1)	89.8%	87.1%	97.4%	90.8%

(1)	Please refer to the Non-GAAP financial measures section of this release for further explanation of this measure.

Direct premiums written increased 8.2% during the quarter as a result of growth in the personal (up 9.8%) and commercial (up 5.1%) segments. In the personal segment, direct premiums written for personal auto increased 16.2% due to our continued focus on targeting the companion auto policy when we already write the homeowner policy. Homeowner premiums increased 4.2% for the quarter; however, new business volume was down 9.1% due to a focus on stricter underwriting guidelines coupled with rate increases put into effect during the second and third quarters. The increase in commercial premiums is due to renewal premium growth of 11.9%. We continue to review all commercial renewals to ensure that we are retaining policies that are appropriately priced for the risk assumed. Year to date, direct premiums written increased 10.1% led by the personal (up 11.9%), farm (up 8.0%) and commercial (up 5.8%) segments. Renewal premiums are up 10.1% and new business premium volume is up 8.7%.

Our loss and LAE ratio was 58.6% during the third quarter compared to 54.4% in the 2008 quarter. The 4.2 percentage point increase was impacted by increased losses in the homeowners and workers compensation lines offset by a decrease in the loss and LAE ratio in the personal auto line. The homeowners line continues to be hindered by increased frequency and severity associated with fire losses while workers compensation experienced higher loss frequency during the 2009 quarter. Personal auto’s loss and LAE declined during the 2009 quarter as result of a decrease in loss severity coupled with higher net premiums earned.

Year to date we generated a loss and LAE ratio of 65.5% which is up from 56.5% in the prior year period. The increase is a result of higher fire losses experienced in the personal, commercial and farm segments, an increase in weather related losses experienced during the first quarter of 2009 and higher loss frequency in the workers compensation line. Offsetting these factors is a decline in loss severity in the personal auto line.

The Company’s expense ratio dropped to 31.2% in the third quarter of 2009 compared to 32.7% in the 2008 quarter. Year to date, the Company’s expense ratio was 31.9% compared to 34.3% last year. The declining expense ratio is driven by growth in net premiums earned, operating efficiencies, lower assessments from state mandated pools and associations and lower depreciation expense in 2009.

Investments

Net investment income was down 5.3% in the third quarter of 2009 and 8.7% for the year to date period. The decline is due to the lower yield environment that exists today compared to a year ago. In addition, changes have been made to the fixed portfolio structure in order to mitigate interest rate and credit risk resulting in a shorter duration and a lower tax equivalent yield. The fixed portfolio’s tax equivalent book yield and effective duration were 4.55% and 4.73, respectively, as of September 30, 2009 compared to 5.14% and 4.94, respectively, as of September 30, 2008.

During the second quarter 2009, the Company began adding to its equity portfolio via purchases of common stocks and mutual funds with an overall dividend component. Since March 31, 2009, the Company has added approximately $4,066,000 to the equity portfolio using a proven professional equity manager. Funding for the equity purchases has come from existing cash balances, operating cash flow and sales and maturities of fixed maturities.

Non-GAAP Financial Measures

We believe that disclosure of certain Non-GAAP financial measures enhances investor understanding of our financial performance. The following Non-GAAP financial measures are utilized in this release:

Operating income is income before federal income tax expense excluding net realized investment gains. Because our calculation may differ from similar measurements used by other companies, investors should be careful when comparing our measure of operating income to that of other companies. We include this measurement because we believe it illustrates the performance of normal, ongoing operations, which is important in understanding and evaluating the company’s financial condition and results of operations.

Combined ratio is a commonly used financial measure of underwriting performance. A combined ratio below 100 percent generally indicates a profitable book of business. The combined ratio is the sum of two separately calculated ratios, the loss and loss adjustment expense ratio (referred to as the “loss and LAE ratio”) and the expense ratio. When prepared in accordance with GAAP, the loss and LAE ratio is calculated by dividing the sum of losses and loss adjustment expenses by net premium earned. The expense ratio is calculated by dividing policy acquisition and other underwriting expenses by net premiums earned.

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.

Consolidated Balance Sheets

(Unaudited)

	September 30, 2009	December 31, 2008
Assets

Investments:
Fixed maturities available for sale, at fair value	$56,436,776	$53,958,783
Equity securities available for sale, at fair value	10,426,675	4,560,368
Mortgage loans on real estate from related parties	241,063	247,000

Total investments	67,104,514	58,766,151
Cash and cash equivalents	6,763,491	6,576,564
Receivable from investments	13,644	—
Premiums due from policyholders, net	9,999,994	8,888,334
Amounts due from reinsurers	7,919,245	6,844,407
Prepaid reinsurance premiums	2,055,485	465,006
Accrued investment income	566,474	594,776
Deferred policy acquisition costs	3,875,902	3,596,147
Deferred federal income taxes	2,955,744	4,741,726
Property and equipment, net of accumulated depreciation	2,537,704	2,455,766
Other assets	7,409	30,670

	$103,799,606	$92,959,547

Liabilities and Stockholders’ Equity

Liabilities:
Losses and loss adjustment expenses	$21,879,855	$21,369,524
Unearned premiums	27,358,865	25,455,624
Reinsurance balances payable	47,117	161,845
Accrued expenses and other liabilities	9,894,326	6,657,625

Total liabilities	59,180,163	53,644,618

Commitments and contingencies

Stockholders’ Equity
Preferred stock, no par value, authorized 4,500,000 shares, no shares issued and outstanding	—	—
Class A common stock, no par value, authorized 5,000,000 shares, 1,747,159 and 1,740,154 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	—	—
Class B common stock, no par value, authorized 500,000 shares, no shares issued and outstanding	—	—
Additional paid-in capital	8,955,852	8,653,443
Retained earnings	34,521,250	32,507,143
Accumulated other comprehensive income (loss)	1,142,341	(1,845,657)

Total stockholders’ equity	44,619,443	39,314,929

Total liabilities and stockholders’ equity	$103,799,606	$92,959,547